Exhibit 3.288
State of New Hampshire
Department of State
OFFICE OF SECRETARY OF STATE
CERTIFIED COPY
I, David M. Scanlan, Secretary of State of the State of New Hampshire, do hereby certify that the attached is a true copy of BUSINESS FORMATION(07/25/1997) as a New Hampshire Profit Corporation of TESTVONICS, INC. as filed in this office and held in the custody of the Secretary of State. Documents may be subject to redactions according to New Hampshire RSA 91A.
Business ID: 276258
Certificate Number: 6747873

IN TESTIMONY WHEREOF, I hereto set my hand and cause to be affixed the Seal of the State of New Hampshire, this 5th day of August A.D. 2024. /s/ David M. Scanlan David M. Scanlan Secretary of State

STATE OF NEW HAMPSHIRE

Fee for Form 11-A	$ 50.00
Filing Fee	$ 35.00
$ 85.00
ARTICLES OF INCORPORATION

OF

TestVonics, Inc.
THE UNDERSIGNED, ACTING AS INCORPORATOR(S) OF A CORPORATION UNDER THE NEW HAMPSHIRE BUSINESS CORPORATION ACT, ADOPT(S) THE FOLLOWING ARTICLES OF INCORPORATION FOR SUCH CORPORATION:
FIRST: The name of the Corporation is TestVonics, Inc. (Note 1)
SECOND: The number of shares the corporation is authorized to issue: 300 shares
THIRD: The name of the corporation’s initial registered agent is Jeffrey R. Crocker and the street address (including zip code and post office box, if any) of its initial registered office is (agent’s business address) 47 Main Street, P.O. Box 510, Jaffrey, NH 03452 (Note 2).
FOURTH: The capital stock will be sold or offered for sale within the meaning of RSA 421-B. (New Hampshire Securities Act) (Note 3).
FIFTH: The corporation is empowered to transact any and all lawful business for which corporations may be incorporated under RSA 293:A and the principal purpose or purposes for which the corporation is organized are: (Note 5)
Consulting; independent marketing and sales; manufacturing, marketing and sales of avionics, test equipment and accessories for commercial and military end use; test equipment systems; independent business development services.
Other purposes include the right to:
To build, lease, purchase, acquire, own, hold, occupy, maintain, improve, use and operate shops, studios, factories, laboratories, farms, offices, buildings, structures and works suitable, necessary or convenient to any of the business of the corporation.
    (continued on Page 2 through 3)
[if more space is needed, attach additional sheet(s)]

To buy, rent, sell and own all types of manufacturing plants, equipment, establishments and warehouses.
To acquire by purchase, exchange, lease, grant, gift or otherwise to hold, enjoy, improve, to sell, pledge, mortgage, lease, license, or otherwise dispose of any property, real or personal, and all rights or interest therein, whether in this state or elsewhere, including but without limiting the generality of the foregoing, land or any interest therein, buildings, farms, factories, warehouses, stores, offices, and dwellings, incidental to the prosecution of the corporation, and also as a going business or otherwise, all or any part of the assets and good will of any person, firm, voluntary association or corporation engaged in whole or in part in any business in which the corporation is authorized to engage, or engaged in going business kindred to the business of this corporation; and in such case to assume all or any part of the liabilities of such person, firm, voluntary association or corporation.
To consolidate or merge on such terms and conditions as may be agreed upon by purchase or lease to, or by any other lawful method with any other corporation, joint stock company or other association.
To make contracts, incur liabilities, and borrow money on credit for the use of the company, to issue notes, bonds or other evidence of indebtedness and to secure the same, if it appears necessary or desirability by mortgaging or hypothecating all or any part of the property of the company.
To purchase, construct, lease or otherwise acquire, and to hold, enjoy, operate, deal in, develop, improve or otherwise use, sell, mortgage, pledge or otherwise dispose of merchandise and personal property of every kind and description, manufactured or partly manufactured articles, and all other property, tangible or intangible, of every kind and nature.
To act as a broker, sales agent, factor, general sales representative or in any other lawful capacity, for all forms, types, and kinds of products or manufactures.
To guarantee (a) the payment of dividends on any shares of capital stock (other than the shares of this corporation) now or hereafter issued, (b) the payment, as to principal and/or interest of bonds, debentures, evidences of indebtedness or obligations by whomsoever issued, and/or (c) the performance of the terms of any contract or obligation now or hereafter entered into by any parties hereto, but only insofar as such acting as guarantor is incidental to other valid purposes of the corporation.

To purchase, subscribe for or otherwise acquire, register, hold, sell, assign, transfer, pledge or otherwise dispose of or deal in, so far as may be permitted by law, stocks, shares, bonds, notes and other securities and evidences of interest in or indebtedness of any persons, firms, or corporation of this or any other state, and while, the holder or owner thereof, to exercise all rights, powers and privileges of ownership in the same manner that individuals might do and in pursuance of and in accordance with Chapter 293-A, Section 6, of the New Hampshire Revised Statutes Annotated, and any amendments thereto, to purchase, take, receive or otherwise acquire, hold, own, pledge, transfer, or otherwise dispose of its shares; but purchase of its own shares, whether direct or indirect, shall be made only to the extent of unreserved and unrestricted earned surplus available for such purchase and to the extent of unreserved and unrestricted capital surplus; further provided, however, that this corporation shall in no case directly or indirectly vote upon any share of its own stock.
To carry on in connection with the foregoing any other business advantageous to the business of the corporation and, in general, to do and perform every other act and thing, and carry on every other business whatsoever convenient or proper for the accomplishment of any of the purposes or the carrying on of any of the business of the corporation; in the transaction of any business of the corporation, to act as either principal or agent and to use and exercise all the powers now or hereafter conferred by and to transact any and all lawful business for which corporations may be incorporated under New Hampshire Revised Statutes Annotated Chapter 293-A and any amendments thereto.

ARTICLES OF INCORPORATION OF TESTVONICS, INC.	Form No. 11 (cont.)
SIXTH:    The name and address of each incorporator is:

Name	Address
Paul McCullough	375 Jaffrey Road Peterborough, NH 03458

Dated:    7-24-1997
/s/ Paul McCullough
Paul McCullough
Incorporator(s)
Mail fees, ORIGINAL, ONE EXACT OR CONFORMED COPY AND FORM 11-A (Note 3) to: Secretary of State, Room 204, State House, 107 North Main Street, Concord, NH 03301-4989.